EXPLANATION OF RESPONSES
(1)
On December 10, 2018, the Reporting Persons filed a Form 4 that incorrectly stated the number of shares in Columns 4 and 5 of Table I and Columns 5, 7 and 9 of Table II with respect to Insight Venture Partners VII (Co-Investors), L.P. (“IVP Co-Investors VII”) and Insight Venture Partners (Delaware) VII, L.P. (“IVP Delaware VII”).   This amended report is being filed for the further purpose of filing a corrected Exhibit 99.3.

(2)	The Class B common stock automatically converted into Class A common stock of the issuer on a one-for-one basis upon the occurrence of the Initial Distribution (as defined below ).
(3)	Held directly by IVP Delaware VII.
(4)	Held directly by IVP Co-Investors VII.
(5)
Each share of the issuer's Class B common stock will convert into 1 share of the issuer's Class A common stock (a) at the option of the holder and (b) automatically upon (i) any transfer which occurs after the closing of the issuer's IPO, except for certain permitted transfers, or (ii) the date that is the earliest of (x) the date specified by a vote of the holders of not less than a majority of the outstanding shares of Class B common stock, (y) seven years from the effective date of the IPO and (z) the date that the total number of shares of outstanding Class B common stock ceases to represent at least 15% of all outstanding shares of the issuer's common stock, and has no expiration date.

(6)
On December 6, 2018, the Insight Funds distributed an aggregate of 1,400,000 shares of Class A common stock of the Issuer pro rata to their partners in accordance with their respective ownership interests as determined in accordance with the applicable limited partnership agreement of such entities (the “Initial Distribution”).  In connection with the Initial Distribution, Insight Venture Associates VII, L.P. (“IVA VII”), the general partner of each of the IVP VII Funds, acquired direct ownership of 855,202 shares of Class A common stock (the “IVP VII Funds Distribution”) and Insight Venture Associates Coinvestment II, L.P. (“IVA Coinvestment II”), the general partner of IVP Coinvestment II acquired direct ownership 3,651 shares of Class A common stock (the “IVP Coinvestment II Distribution”).  On December 6, 2018, IVA VII distributed 855,202 shares of Class A common stock acquired by it pursuant to the IVP VII Funds Distribution pro rata to its partners in accordance with their respective ownership interests as determined in accordance with the limited partnership agreement of IVA VII (the “IVA VII Distribution” and, together with the Initial Distribution, the IVP VII Funds Distribution and the IVP Coinvestment II Distribution, the “Distribution”).  The respective partners of the Insight Funds and IVA VII did not furnish any consideration in exchange for shares received in connection with the Distribution.